Exhibit 99.1

ContraVir Pharmaceuticals Sets the Stage for CRV431 Development in NASH with Positive Results from Second Model of Liver Fibrosis

- Further evidence of unique mechanism beneficial to NASH treatment -

EDISON, N.J., June 6, 2019 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”) and chronic viral infection, today announced findings from a preclinical study where CRV431, a novel cyclophilin inhibitor, significantly decreased the extent of fibrosis in a second animal model of liver fibrosis. Fibrosis, or scarring, of the liver is a hallmark symptom of NASH that results in impaired liver function. Obeticholic acid (“OCA”), a semi-synthetic bile acid analogue drug approved for the treatment primary biliary cholangitis (“PBC”) and being evaluated in Phase 3 trials by another company, was used as a comparator drug in the study and did not decrease the extent of fibrosis in this study conducted by ContraVir.

In this industry-standard model, liver fibrosis is induced in mice by administering carbon tetrachloride (“CCl4”). In the preclinical study, CCl4-treated mice received either 50 mg/kg of CRV431; 10 mg/kg of OCA; or a vehicle control. All were administered orally, once daily for six weeks. Liver fibrosis was then quantified using Sirius Red staining to measure the amount of hepatic collagen, which accumulates in fibrosis. Compared to the control group, CRV431 reduced fibrosis scores by approximately 43% (p = 0.005), whereas OCA did not demonstrate a statistically significant reduction in fibrosis.

“This is the second animal model, and the fifth study overall, in which CRV431 consistently demonstrated a statistically significant reduction in fibrosis,” said Dr. Robert Foster, Chief Executive Officer of ContraVir. “In addition, this study showed that CRV431 reduced fibrosis where OCA, a drug approved for PBC with potential to treat additional liver diseases, such as NASH, did not. Therefore, CRV431’s superior efficacy profile in this model, is very promising and is especially exciting given CRV431’s additional anti-viral and anti-cancer properties we have demonstrated in other preclinical studies. We will continue to study additional models of fibrosis in preparation for future NASH clinical trials.”

This trial, conducted at the Scripps Research Institute, is the fifth to demonstrate statistically significant anti-fibrotic efficacy of CRV431, but the first to use the CCl4 animal model. Previously, four separate, independent preclinical studies demonstrated similar effects of CRV431 in a STAM NASH model. In the STAM NASH model, liver fibrosis is induced in mice by administering streptozotocin, followed by a high fat diet beginning at three weeks of age and continuing for the duration of the study. All four studies showed statistically significant reductions in fibrosis scores:

•                  In the first study, conducted at the Stelic Institute in Japan, STAM NASH mice were administered CRV431 orally, once daily for three weeks at a dose of 20 mg/kg, which decreased the extent of fibrosis by 57% compared to vehicle control (p < 0.01).

•                  In the second study, conducted at the Scripps Research Institute, STAM NASH mice were administered CRV431 orally, once daily for six weeks at a dose of 50 mg/kg, which decreased the extent of fibrosis by 46% compared to vehicle control (p = 0.03).

•                  In the third study, conducted at the Scripps Research Institute, STAM NASH mice were administered CRV431 orally, once daily for 11 weeks at a dose of 50 mg/kg, which decreased the extent of fibrosis by 37% compared to vehicle control (p = 0.01).

•                  In the fourth study, conducted at the Scripps Research Institute, STAM NASH mice were administered CRV431 orally, once daily for 10 weeks at a dose of 50 mg/kg but at a much later stage of disease. In this study, fibrosis was reduced by 44%, confirming CRV431 efficacy across a wide range of disease time points (p=0.014).

ContraVir is developing CRV431 for NASH, fibrosis and other liver diseases such as viral hepatitis and hepatocellular carcinoma. A Phase 1, single ascending dose study of CRV431 was safe and well tolerated in humans.

About ContraVir Pharmaceuticals

ContraVir is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis virus infection (HBV, HCV, HDV). The company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilin enzymes, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products.  There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

ContraVir Investor Relations

(646) 274-3580

skilmer@contravir.com